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                                                                    EXHIBIT 12

                         RAYONIER INC. AND SUBSIDIARIES

                       RATIO OF EARNINGS TO FIXED CHARGES

                                   (UNAUDITED)
                             (THOUSANDS OF DOLLARS)

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
                                                     SIX MONTHS
                                                   ENDED JUNE 30,
                                               -----------------------

                                                  1995         1994
                                               ---------     ---------
Earnings:
Net Income                                     $  51,487     $  35,833
Add:
Income Taxes                                      24,835        19,892
Minority Interest                                 16,572        17,371
Amortization of Capitalized Interest                 822           706
                                               ---------     ---------
                                                  93,716        73,802

Adjustments to Earnings for Fixed Charges:
Interest and Other Financial Charges              17,308        14,591
Interest Factor Attributable to Rentals              738           880
                                               ---------     ---------
                                                  18,046        15,471
                                               ---------     ---------
EARNINGS AS ADJUSTED                           $ 111,762     $  89,273
                                               =========     =========

Fixed Charges:
Fixed Charges above                            $  18,046     $  15,471
Capitalized Interest                                 511            21
                                               ---------     ---------
TOTAL FIXED CHARGES                            $  18,557     $  15,492
                                               =========     =========


RATIO OF EARNINGS AS ADJUSTED TO
 TOTAL FIXED CHARGES                                6.02          5.76
                                               =========     =========
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